Exhibit 8.1
September 28, 2018

Essex Property Trust, Inc.
Essex Portfolio, L.P.
1100 Park Place, Suite 200
San Mateo, California 94403

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special tax counsel to Essex Property Trust, Inc., a Maryland corporation (the “Company” or the “Guarantor”), and Essex Portfolio, L.P., a California limited partnership (the “Operating Partnership”), in connection with their filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company and/or the Operating Partnership of (i) one or more series of debt securities of the Operating Partnership (the “Operating Partnership Debt Securities”), which may be guaranteed (the “Guarantees”) by the Guarantor; (ii) one or more series of debt securities of the Company (together with the Operating Partnership Debt Securities, the “Debt Securities”); (iii) shares of the Company’s common stock, $.0001 par value per share (“Common Stock”); (iv) shares of one or more series of the Company’s preferred stock, $.0001 par value per share (“Preferred Stock”); (v) depositary shares, each of which will represent a fractional share or multiple shares of Preferred Stock; (vi) warrants and other rights to purchase Common Stock; (vii) purchase contracts; and (viii) units.  Any Debt Securities and the Guarantees will be issued under an indenture among the Operating Partnership, the Guarantor and U.S. Bank National Association, as trustee, the form of which was attached as Exhibit 4.3 to the Post-Effective Amendment No. 1 to the Registration Statement of the Company and the Operating Partnership on Form S-3 (333-187561), filed on April 8, 2013.

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  This opinion is based on certain assumptions and factual representations, including the facts set forth in the Registration Statement and the Base Prospectus, concerning the business, assets and governing documents of the Company, the Operating Partnership and their subsidiaries.  We have also been furnished with, and with your consent have relied upon, certain representations made by the Company, the Operating Partnership and their subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as special tax counsel to the Company and the Operating Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.  For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts and subject to the qualifications, assumptions, representations and limitations referenced herein, it is our opinion that:

1.     Commencing with the Company’s taxable year ended December 31, 2014, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its organization and proposed method of operation will enable the Company to continue to meet the require-ments for qualification and taxation as a REIT under the Code.

2.     The statements set forth in the Base Prospectus under the caption “Material Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Any such change may affect the conclusions stated herein.  Also, any variation or difference in the facts from those set forth in the Registration Statement, the Base Prospectus, or the Officer’s Certificate may affect the conclusions stated herein.  As described in the Registration Statement and the Base Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP.  Accordingly, no assurance can be given that the actual results of the Company’s operation for any taxable year have satisfied or will satisfy such requirements. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever.  This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion, provided that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Material Federal Income Tax Considerations” and “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP